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                                                                    EXHIBIT 99.B

MEDIA INQUIRIES:  ROBERT WILLIAMS (312) 606-4356
INVESTOR RELATIONS:  JIM BENCOMO  (312) 606-4125



                        USG CORPORATION RECEIVES APPROVAL
                     OF FIRST-DAY ORDERS IN CHAPTER 11 CASE

                     DIP FINANCING GRANTED INTERIM APPROVAL


     Chicago, June 27, 2001 -- USG Corporation (NYSE:USG) announced today that it has received Bankruptcy Court approval to, among other things, pay pre-petition and post-petition employee wages, salaries and benefits during its voluntary Chapter 11 case. As previously announced, USG and its major U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code on June 25, 2001 to manage the growing asbestos litigation costs of its United States Gypsum Company subsidiary and to resolve asbestos claims in a fair and equitable manner.

     The Court also approved $150 million of interim debtor-in-possession (DIP) financing for immediate use by the Company to continue operations, pay employees, and purchase goods and services going forward. In conjunction with the filing, USG received commitments for up to $350 million in DIP financing from JP Morgan Chase to supplement liquidity and fund operations during the restructuring process. A final hearing on the DIP agreement is expected to occur in 30 to 60 days.


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USG RECEIVES APPROVAL/2

     Chairman, President and Chief Executive Officer William C. Foote said he was pleased with the Bankruptcy Court's prompt approval of its "first-day" orders and interim DIP financing.

     "We expect the DIP financing to provide adequate funding for our post-petition trade and employee obligations," Foote said, noting that since the filing earlier this week, the Company has contacted many of its major suppliers and customers, who have expressed their support of USG and its initiatives toward resolution of the asbestos liability.

     The Court also granted approval for the Company to honor customer programs in place at the time of the filing, including rebates, credits and discounts on previously purchased goods.

     Foote said that USG's operations continue without interruption during the Chapter 11 process. "Our operations remain open for business and will maintain their commitment to safety, and to providing quality products and superior service to their customers. Vendors will be paid for all goods furnished and services provided after the filing. Employee wages and benefit programs will continue as before."

     USG and its subsidiaries filed their voluntary petitions in the U.S. Bankruptcy Court for the District of Delaware in Wilmington. The filing also included U.S. subsidiaries United States Gypsum Company, USG Interiors, Inc. and L&W Supply Corporation. USG's international operations were excluded from the filing.

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USG RECEIVES APPROVAL/3

     USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound, cement board and related gypsum products; ceiling tile and grid; and building products distribution. Additional information about the Company's restructuring is available at www.usg.com.

     This press release contains forward-looking statements related to management's expectations about future business conditions. Actual business conditions may differ significantly from management's expectations and accordingly affect the corporation's sales and profitability. Actual results may differ as a result of factors over which the corporation has no control, including economic activity, such as new housing construction, interest rates, currency exchange rates and consumer confidence; competitive activity such as price and product competition; asbestos litigation; and increases in raw material and energy costs. Additional information about the factors that affect the corporation's financial results is included in the corporation's SEC filings. The corporation assumes no obligation to update the forward-looking information contained in this release.

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